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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 15, 2000
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State of other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available before the market opens on January 16, 2001.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 5, 6, 7, 8, & 9 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH DECEMBER 15, 2000

1.
I am a shareholder and would like to know when the next board meeting will be?

The next scheduled meeting for our Board of Directors will be the annual meeting which will be May 9, 2001. Most of the business of the Board takes place using unanimous consent resolution. All of the "outside" members of our Board are members of the audit committee. The audit committee holds four regularly scheduled meetings each year. These regular meetings have always been scheduled in advance of the quarterly earnings release.

2.
Reading the third quarter 2000 10Q, I see that besides the $4.5 million of short-term debt at the close of the quarter, there is mention of an $11.6 million contingent liability related to standby letters of credit. How does this relate to the $53.3 million of total lines of credit? Is this part of day-to-day forwarding operations? Some additional detail would be very helpful.

That $11.6 million contingent liability relates to standby letters of credit that have been issued to major vendors (typically airlines, steamship lines and landlords) in support of the credit needs of our foreign subsidiaries. We currently have a total of $65 million in unsecured borrowing capacity on a worldwide basis.

At first glance it may seem odd that Expeditors would have both outstanding borrowings and significant cash on the balance sheet. This is a result of having 160 offices operating in nearly 50 different foreign countries. Short-term borrowings in a country can help us to cope with foreign exchange rates, currency controls, and timely remittances to origin countries, among other things. We would much rather have our treasury managers borrow on a short-term basis in local currency rather than committing additional US dollars into certain situations.

3.
Your answer to question 1 in the Form 8K filed after your third quarter 2000 results regarding the improvement in airfreight net revenue margin/yield indicated that the reason was in part due to excess capacity. Specifically it was stated: "When excess capacity exists in the market, those with committed freight are able to maintain or show a slight yield improvement in the short-term".

3a.
Can you quantify how much airfreight lift capacity in the third and fourth quarters of 2000 was, or will be, purchased on the spot market versus purchased under medium/longer term contractual commitments. A contractual commitment by my definition would be airlift capacity purchased at a predetermined price several months prior to the actual airfreight shipment. Was the split between spot and contractual lift different in first two quarters of 2000?

    We do not quantify the ratio of spot versus contract purchases for airfreight. Even if we did calculate the number, it is doubtful that we would choose to disclose such a number.

    That having been said, the question contains an assumption that needs to be clarified and corrected. We do not agree that in the real world significant airlift capacity can be purchased at a predetermined price several months prior to the actual airfreight shipment, without adding significant risks. For example, this sort of predetermined pricing might come with a "dead space" clause requiring the forwarder to commit to pay for a fixed block of space whether or not it is actually used. Even then, this predetermined price may be adjusted factors such as the peak season and cost of fuel. We don't have a lot of dead space agreements for airfreight; very few actually.

    We generally operate under more flexible agreements where we are given rates, some advance notice of rate changes, and regular space allotments on the assumption that we will provide a certain volume of freight. In this environment, there are no immediate penalties for failure to tender freight. However, a regular failure to meet commitments will eventually restrict the space available and raise the rates. In a market with excess capacity, many forwarders cannot meet their commitments and it is possible for Expeditors to tender additional freight often at favorable pricing. Airlines routinely overbook freight capacity in an effort to mitigate the risk that not all forwarders will show up with freight.

  3b.
  Can you quantify in specific numbers and percentages the increases year-over-year in airfreight volume (pounds) for the three and nine month periods ending September 30, 2000?

    We do not disclose this information for two reasons: 1) these numbers are not subjected to the same kind of oversight and scrutiny as our financial numbers and 2) it is our view that this measure is not particularly meaningful for a non-asset based carrier. While it is interesting for us to track these statistics, we do not manage our business using this information. This is a statistic that is most meaningful to an airline or a forwarder with significant charter exposure concerned with maximizing yields over a finite asset capacity.

    Expeditors focuses on maximizing net revenue over our direct costs; the biggest part of which is represented by personnel. We do not get fixed freight commitments from our customers. They expect whatever freight they tender to move whenever necessary. More freight may just be more freight. We want to keep our focus on meeting customer expectations and making a fair profit. If there is no tie in to profitability, the road to hell is paved with increasing tonnage statistics.

4.
Can you quantify an average airlift cost per pound in the third quarter of 2000 versus the third and fourth quarters of 1999.

We do not release tonnage calculations so we cannot answer this question. In addition to the reasons set forth in our answer to 3b, this figure would need to have a distance element factored in to be meaningful. We focus on the yield per kilo and this is a number that we do not disclose for competitive reasons.

5.
How were the revenue trends in November for air, ocean and brokerage.

Revenue trends in November were consistent with our internal expectations. On a year to year basis, we saw nothing significantly different from October. As we write this, there seems to be increasing skepticism about the strength of the economy. We have never believed that we could successfully predict the future, but we have become very good at measuring what has happened. We continue to be satisfied with what we have seen in the first two months of this quarter.

6.
Can Expeditors give any guidance related to 2001 Consensus estimates of $1.82?

In keeping with our stated policy, we do not comment on consensus estimates unless we feel that there is a severe conflict between analyst's estimates and internal expectation based upon observed facts.

It looks to us like analysts estimates of EPS for 2001 of $1.82 would be a 20% increase from what analysts consensus estimates are for 2000. At this point we see no need to comment.

7.
With some of your competitors issuing earnings warnings for the current quarter based upon their observation of a slowing in Asian exports, are you experiencing similar volume issues and are you concerned with EPS estimates for the fourth quarter of 2000?

We believe that our answers to questions 5 and 6 above address the portion of your question that relates to EPS estimates for the fourth quarter of 2000. To put it clearly, our stated policy is to comment whenever that there is a severe conflict between analyst's estimates and internal expectation based upon observed facts. We would issue this sort of information in a general press release and would not hold such comments for the scheduled monthly disclosure of answers to selected questions we receive. We have not made any such release as of this moment.

As to exports from Asia, we have not seen the macro trends assumed in your question. Please note that the competitors cited in the unedited question were asset based integrators. These folks have space to fill and high fixed costs. Their profitability is much more sensitive to slight changes in volumes and they will always feel a volume change quicker and unfortunately deeper.

8.
At what annual level of operating income would senior management consider a bonuses plan of 10% of operating income excessive? For example, at $XXX million in operating income, which could occur within the next 4 years, bonuses of $XX million would be allocated for senior management regardless of the actual percentage change in operating income.

We have deleted the numbers in the example because they are not required to answer the question. Suffice it to say that they were big.

The executive compensation system is described in the Compensation Committee report in our proxy statement for the 2000 annual meeting of the shareholders. Although this document is now several months old, this report is still a fair description of the compensation plan. The compensation philosophy at Expeditors has been the same since we went public in 1984. The guaranteed compensation, represented by base salaries, is low and virtually unchanging. The bulk of the compensation comes from the compensation pool that is the focus of this question.

The executive compensation plan is administered by the compensation committee of the Board of Directors. The "outside" directors are the only members of this committee. In 1997, the executive compensation plan was put to a vote of the shareholders and was passed by an overwhelming vote of our largely unaffiliated owners. The reason for this shareholder vote was to meet IRS requirements and not because the compensation committee had any doubts that this non-discretionary and incentive based plan was not a key factor in the historical profitability of Expeditors.

Senior management is on record stating that the unique incentive compensation plans in place at Expeditors, both at the branch and the corporate level, are a key point of differentiation in this service business. We know that the existence of this incentive compensation plan has frustrated our competitors' ability to recruit key employees. We view this fact as a further affirmation that the shareholders are well served by this plan. It allows us to recruit and retain the best, brightest and most dedicated employees in the industry.

The premise of the question is that having produced an extraordinary operating profit in year 3, that senior management would earn the level of incentive compensation should the results be flat in year 4. This is a correct interpretation of the plan, but it would be the responsibility of the Compensation Committee, not senior management, to propose and implement any needed or desirable changes.

9.
Is Expeditors interested or planning to compete in the domestic U.S. market with other 3PLs and freight forwarders? What time frame?

Expeditors has always prided itself in being market driven. If it becomes apparent that customers demand a "one stop shop" we will certainly take the steps required to satisfy the customer. It is our observation that the current interest in combining domestic and international is coming from Wall Street, not Main Street.

10.
As it becomes apparent that a slowdown in personal computer sales is occurring and the U.S. economy might be moving into a recession, can management address what percentage of Expeditors' business is with high-tech customers, retailers, wholesale, and automotive. (or give percentages by industry sector).

In the last five years, we have twice internally studied the percentage breakdown of our business by specific industry group. The percentages changed very little over time.   According to our last effort, the industry categories could be divided as follows:

Retail	34%
Computer/Office Equipment	26%
Industrial/Electrical Components	21%
Other	19%

Other includes customers such as airline catering and supplies, automotive, chemical, and paper products.

When industry segmentation has been important to us, it is to use our experience to help identify and address the needs of existing and potential customers. Reliable customers with freight that can be managed and moved at a fair profit are what we look for. Where it comes from is not really important to us. Further, we are not confident that macro industry trends can be used to predict our business volumes.

11.
We know that Expeditors has thousands of customers with not a high concentration with any single customer or industry sector, but could management address the ability to continue to capture market share with existing customers. Do you have any data on what you believe would be Expeditors' market share with major customers (international transportation budget only) such as The Gap, Dayton Hudson, Wal-Mart, Ford, Gateway, Dell and Hewlett-Packard?

Of our top 10 customers, only one is exclusive. None of the customers named in the question are exclusive nor are they all in the top 10.

We do not disclose our business volume by customer nor the extent of penetration into any single account. We can say that no single customer represents more than 5% of our gross revenue. We treat business obtained from existing customers much the same as new business. Most of the time with large, multi-national, multi-divisional corporations, there is scant difference in the effort expended to obtain new business.

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SELECTED INQUIRIES RECEIVED THROUGH DECEMBER 15, 2000